Exhibit 99.1
Repros Therapeutics Inc. Announces That Proellex® Administered to Patients as Cyclic
Therapy to Treat the Symptoms of Uterine Fibroids for Up to 30 Months Shows No
Adverse Effects on the Endometrium
THE WOODLANDS, Texas—(BUSINESS WIRE) July 16, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) today released strong results from its completed extension safety study of Proellex in the chronic treatment of the symptoms associated with uterine fibroids. To date there have been no abnormal histological findings from the endometrial biopsies taken post menses after cessation of drug administration.
As of this release, results from 13 women who had endometrial biopsies post menses following last dose of drug in a two drug cycle extension study of Proellex in the treatment of symptoms associated with uterine fibroids are available. These women have been exposed to Proellex for one three-month and two four-month drug cycles to help control the symptoms of their uterine fibroids. These three cycles have covered a span of two and one half years which exceeds current FDA guidance for the duration of exposure to hormonal drugs.
The biopsies have been read by a panel of three expert pathologists all of whom will remain blinded to the treatment allocations until all of the final biopsies from this study have been read. The panel is led by Dr. George Mutter, Associate Professor of Pathology at Harvard Medical School, Department of Pathology, Brigham and Women’s Hospital. Dr. Mutter is a leading expert in the interpretation of gynecological histology and pathology.
Results of assessments of the post menses tissues are that of a benign endometrium. While previous end of drug cycle biopsies from these subjects all had histological changes consistent with those induced by progesterone receptor modulators (Proellex class of drugs), none of these post drug cessation biopsies reflected any of those histological changes. These key findings indicate that the effects of Proellex on the endometrium are present during drug exposure and are reversible upon cessation of drug treatment.
Repros has described in previous communications that it had developed a unique approach to dosing with Proellex which treats women for four months (16 weeks) and then stops treatment to create an “off drug interval” until the next menstrual period commences at which time treatment recommences for four months. These cyclical treatments are designed to be used for chronic treatment of symptomatic uterine fibroids and endometriosis. The rationale for this treatment regimen is that most of the reported bleeding events in previous studies occurred after 16 weeks of continuous treatment and were accompanied by endometrial thickening. By allowing a menstrual flow to occur after treatment withdrawal, the endometrium is essentially refreshed and the tendency toward a progressive endometrial thickening eliminated.
Joseph S. Podolski commented, “The importance of these findings can not be overstated. We believe this is a key finding. The consistency of endometrial effects on and off Proellex are strong and suggestive of a therapy that may have far reaching potential in diseases where progesterone has been implicated. The underlying theme for the action of Proellex is one of an agent that is anti-proliferative and pro-apoptotic and not the proliferative effects noticed in the development of some of the selective estrogen receptor modulators.” He further noted that the Company’s pivotal Phase 3 efficacy and long-term safety studies all include endometrial biopsies and these findings will be strengthened by continued observations which should further support Proellex as an effective and safe therapy in the treatment of a variety of female disorders.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Contact:	Joseph S. Podolski President & CEO (281) 719-3447